(a)(1)(xiii)

GERDAU S.A.

GERDAU AMERISTEEL CORPORATION

GERDAU MACSTEEL, INC.

SUPPLEMENT TO THE

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
AND STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS (ACTIVE EMPLOYEES IN THE UNITED STATES), RESTRICTED STOCK (ACTIVE EMPLOYEES IN CANADA) OR AMERICAN DEPOSITARY SHARES (RETIREES)

THE OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M. EASTERN TIME, OR ET, ON NOVEMBER 19, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE, THE “COMPLETION DATE”).

November 12, 2013

We are providing you with this Supplement (the “Supplement”) to the Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for Restricted Stock Units (Active Employees in the United States), Restricted Stock (Active Employees in Canada) or ADSs (Retirees), dated October 21, 2013 (the “Offer to Exchange”), to provide you with revised and additional disclosure regarding the exchange offer.  You should read this Supplement in conjunction with the Offer to Exchange we previously provided to you.  When we use but do not define capitalized terms in this Supplement, those terms have the meanings assigned to them in the Offer to Exchange.

We are providing you with this Supplement to give you additional information concerning the exchange offer, but except as provided below, this Supplement does not change the terms or conditions of the offer.

Specifically, this Supplement:

•      clarifies that we will deliver the new RSUs, restricted stock or ADSs, as the case may be, and cancel exchanged eligible stock options and SARs, promptly after the completion date of the offer;

•      briefly explains why you may not choose to exchange your eligible stock options or SARs on a grant-by-grant basis and why we are offering different types of securities to active employees in the U.S., active employees in Canada and retirees;

•      expands the scope of statements and tabular disclosure regarding securities ownership, securities transactions and the absence of plans, proposals or negotiations to engage in certain actions or transactions, to cover additional affiliates of Gerdau and additional securities, and expands Schedule A correspondingly;

•      adds disclosure on three exercises of awards and corresponding sales that occurred in the 60 days prior to the commencement of the offer period, and makes corresponding revisions to the securities ownership table;

•      revises a condition of the exchange offer to make it more capable of objective measurement;

•      removes references to an obligation to read the award agreement and other plan documents prior to making an election;

•      adds other clarifying disclosure; and

•      updates financial information in Schedule B for the nine months ended September 30, 2013 and 2012, and provides disclosure on total non-current liabilities for the periods presented.

*    *    *    *    *

The final paragraph on page ii of the Offer to Exchange (which ends on page iii), is revised to read as follows:

“All eligible stock options or SARs that are properly surrendered in the stock option and SAR exchange and accepted by us for exchange pursuant to this offer will be cancelled promptly after the completion date of this offer, and eligible stock options or SARs elected for exchange will no longer be exercisable after that time.  The new RSUs, restricted stock or ADSs, as the case may be, will be delivered in exchange for the surrendered eligible stock options or SARs promptly after the completion date of this offer.”

The first paragraph of the answer to Question 11 (“When will I receive my new securities?”) on pages 13 and 14 of the Offer to Exchange, is replaced with the following:

“If you participate in the exchange, your new RSUs, restricted stock or ADSs, as the case may be, will be delivered promptly after the completion date of this offer.  If the offer period is extended, the delivery date for the new securities will be correspondingly delayed.  In order to elect the exchange of your eligible stock options and SARs for new securities, you will need to accept the terms of the RSU award agreement, restricted stock award agreement or ADS agreement, as applicable.  If your account is not updated for the new securities following the completion date, please contact Fidelity Stock Plan Services at 800-544-9354 (Participants in the United States) or 800-544-0275 (Participants in Canada). If you are to receive new RSUs, you will receive the ADSs of Gerdau S.A. subject to your new RSUs if and when your new RSUs vest.  If you are to receive restricted stock, you will obtain complete ownership over your ADSs if and when your restricted stock vests.”

The first sentence of step 5 in the answer to Question 13 (“How do I participate in the stock option and SAR exchange program?”) on page 16 of the Offer to Exchange, and the first sentence of step 5 in Section 4 (“Procedures for Electing to Exchange Stock Options and SARs”) on page 38 of the Offer to Exchange, are revised by removing the words “read and.”

The first sentence of the answer to Question 20 (“When will my exchanged (surrendered) stock options or SARs be cancelled?”) on page 20 of the Offer to Exchange, is replaced with the following:

“Your exchanged stock options or SARs will be cancelled promptly after the completion date. “

The third sentence of the answer to Question 21 (“Will I be required to give up all of my rights under the exchanged stock options or SARs”) on page 20 of the Offer to Exchange, is replaced with the following:

“Gerdau will cancel all exchanged stock options and SARs promptly following the expiration date.”

The first two paragraphs in the answer to Question 22 (“After I have elected to exchange eligible stock options or SARs, is there anything I must do to receive new securities after the completion date?”) on pages 20 and 21 of the Offer to Exchange are replaced with the following:

“ No. Once your exchanged stock options or SARs have been cancelled, you do not need to take additional action in order to receive your new securities.  Your new securities will be delivered promptly after the completion date of the offer.  If the offer period is extended, the delivery date for the new RSUs, restricted stock and ADSs will be correspondingly delayed. In order to receive the ADSs covered by the new RSU grant or have the restrictions on your restricted stock removed, you must continue to be an active employee of Gerdau S.A. or a subsidiary or other affiliate of Gerdau S.A., and eligible for vesting under Gerdau’s policies, as amended from time to time, through the applicable vesting date.”

The third paragraph on page 36 of the Offer to Exchange (“Section 2. Types of Awards Granted in the Stock Option and SAR Exchange; Number of New Securities; Completion Date”) is replaced with the following:

“All eligible stock options or SARs that are properly surrendered in the stock option and SAR exchange and accepted by us for exchange pursuant to this Offer to Exchange will be cancelled promptly after the completion date, and eligible stock options or SARs elected for exchange will no longer be exercisable after that time. The new RSUs, restricted stock or ADSs, as the case may be, will be delivered in exchange for the exchanged stock options or SARs promptly after the completion date.”

The following disclosure is added as the third paragraph of Section 3 (“Purposes of the Offer and Reasons for Structure of the Offer”) on page 37 of the Offer to Exchange:

“While we considered whether to permit eligible employees to participate in the exchange offer on a grant-by-grant basis, we decided not to pursue this alternative.  We made this decision because of the higher complexity of such an exchange offer, both from the perspective of our employees and from an administrative and cost perspective.   Under the chosen terms of the exchange offer, our employees have a relatively simpler decision to make.  In addition, given that the offer to which this Offer to Exchange relates is administered in conjunction with separate exchange offers made by Gerdau S.A. and its subsidiaries to employees outside of the United States, and the resulting need for administrative coordination among those subsidiaries, a “grant-by-grant” exchange would have been very difficult to implement without substantial costs to our organization.

We have chosen to offer the exchange of eligible securities for shares of restricted stock rather than restricted stock units to employees in Canada, since the exchange of eligible securities for restricted stock units would have resulted in adverse tax consequences to those employees due to the tax laws in Canada.   We have chosen to offer the exchange of eligible securities for ADSs rather than RSUs or restricted stock to retirees, since the Plan and Former Plans do not permit the grant of RSUs or restricted stock to retired employees.”

The final paragraph of Section 3 (“Purposes of the Offer and Reasons for Structure of the Offer”) on page 37 of the Offer to Exchange, and ending on page 38, is replaced with the following:

“Except as otherwise disclosed in this Offer to Exchange, none of Gerdau S.A., Ameristeel, Macsteel, Metalúrgica Gerdau S.A. or Gerdau Internacional Empreendimentos Ltda., to which we collectively refer as the “relevant entities” in the following list, or any of their directors or executive officers, presently have any plans, proposals, or negotiations that relate to or would result in:

•      any extraordinary transaction, such as a merger, reorganization or liquidation, involving the relevant entities or any of their subsidiaries;

•      any purchase, sale or transfer of a material amount of assets of the relevant entities or any of their subsidiaries;

•      any material change in the present dividend rate or policy, or indebtedness or capitalization, of the relevant entities;

•      any change in the relevant entities’ present boards of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•      any other material change in the corporate structure or business of the relevant entities;

•      the ADSs of Gerdau S.A. being delisted from the New York Stock Exchange;

•      the ADSs of Gerdau S.A. becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act;

•      the suspension of Gerdau S.A.’s obligation to file reports pursuant to the Exchange Act;

•      the acquisition by any person of an additional amount of securities of the relevant entities or the disposition of securities of the relevant entities; or

•      any change in our certificate of incorporation or bylaws of the relevant entities, or any actions that may impede the acquisition of control of the relevant entities by any person.”

The final sentence in the first paragraph on page 40 of the Offer to Exchange, which begins on page 39 (“Section 4.  Procedures for Electing to Exchange Stock Options and SARs”), is replaced with the following:

“Eligible stock options or SARs accepted for exchange will be cancelled promptly after the completion date.”

The first paragraph of Section 6 (“Acceptance of Stock Options and SARs for Exchange; Grant of New Securities”) on page 42 of the Offer to Exchange is replaced with the following:

“Upon the terms and conditions of the Offer to Exchange, promptly after the completion date, we will accept for exchange and cancel all eligible stock options or SARs grants properly elected for exchange and not validly withdrawn before 4:00 p.m. ET on the completion date, which is currently expected to be November 19, 2013. Once the eligible stock options or SARs are cancelled, you no longer will have any rights with respect to those eligible stock options or SARs.”

The third paragraph of Section 6 (“Acceptance of Stock Options and SARs for Exchange; Grant of New Securities”) on page 42 of the Offer to Exchange is replaced with the following:

“If you participate in the exchange, your new RSUs, restricted stock and ADSs will be delivered promptly after the completion date of the offer.  If the exchange offer is extended, the delivery date for the new securities will be correspondingly delayed.  If your account is not updated for the new securities following the completion date, please contact Fidelity Stock Plan Services at 800-544-9354 (Participants in the United States) or 800-544-0275 (Participants in Canada).”

The first complete sentence on page 43 of the Offer to Exchange (“Section 6. Acceptance of Stock Options and SARs for Exchange; Grant of New Securities”) is deleted in its entirety.

The fourth bullet on page 44 of the Offer to Exchange (“Section 7. Conditions of the Offer”) is replaced with the following:

“any rules or regulations by any governmental authority, NYSE, or other regulatory or administrative authority have been enacted, enforced, or deemed applicable to us that directly or indirectly challenges the making of this exchange offer, the acquisition of some or all of the options or SARs elected for exchange pursuant to this Offer to Exchange, or the issuance of new RSUs, restricted stock or ADSs in this exchange offer;”

The first sentence of the final paragraph of Section 10 (“Information About Gerdau”) on page 52 of the Offer to Exchange is replaced with the following:

“The financial information included in Gerdau S.A.’s annual report on Form 20-F for the fiscal year ended December 31, 2012, and in Exhibits 99.1 attached to two Forms 6-K filed by Gerdau S.A. on October 31, 2013 (all with the file number 001-14878), is incorporated herein by reference.”

The second paragraph of Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Our Stock Options and SARs”), beginning on page 52 of the Offer to Exchange, is replaced with the following:

“Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding stock options and SARs granted from time to time to our executive officers and directors under Gerdau S.A. plans (and which are not eligible stock options or SARs for purposes of this offer), none of Gerdau S.A., Ameristeel, Macsteel, Metalúrgica Gerdau S.A. or Gerdau Internacional Empreendimentos Ltda., to which we collectively refer as the “relevant entities,” or, to our knowledge after making reasonable inquiry, any of their directors or executive officers, is a party to any agreement, arrangement or understanding, whether or not legally enforceable, with respect to any securities of the relevant entities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.”

The table in Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Our Stock Options and SARs”), beginning on page 53 of the Offer to Exchange, and the sentence immediately preceding that table, are replaced with the following:

“ The table that follows shows the number of eligible stock options and SARs held by directors and executive officers of  Gerdau S.A., Ameristeel, Macsteel, Metalúrgica Gerdau S.A. and Gerdau Internacional Empreendimentos Ltda.:

Name	Number of Eligible Options	Percentage of Total Oustanding (Eligible) Options Granted by Ameristeel and Macsteel	Number of Eligible SARs Held	Percentage of Total Outstanding (Eligible) SARs Granted by Ameristeel and Macsteel
Jorge Gerdau Johannpeter	0	0%	0	0%
Germano Hugo Gerdau Johannpeter	0	0%	0	0%
Klaus Gerdau Johannpeter	0	0%	0	0%
Frederico Carlos Gerdau Johannpeter	0	0%	0	0%
Claudio Johannpeter	0	0%	0	0%
André Bier Gerdau Johannpeter	0	0%	0	0%
Manoel Vítor de Mendonça Filho	0	0%	0	0%
Ricardo Giuzeppe Mascheroni	0	0%	0	0%
Expedito Luz	0	0%	0	0%
Francisco Deppermann Fortes	0	0%	0	0%
André Pires de Oliveira Dias	0	0%	0	0%
Affonso Celso Pastore	0	0%	0	0%
Oscar de Paula Bernandes Neto	0	0%	0	0%
Aldredo Huallem	0	0%	0	0%
Guilherme Johannpeter	19,613	2.0%	83,583	1.1%
Roger Paiva	27,913	2.9%	29,446	0.4%
Rodrigo Ferreira de Souza	0	0.0%	12,342	0.2%
Carl W. Czarnik	22,532	2.3%	48,560	0.6%
Peter J. Campo	30,119	3.1%	57,346	0.7%
Matthew C. Yeatman	86,407	8.9%	48,038	0.6%
James R. Kerkvliet	68,889	7.1%	52,715	0.7%
Yuan Wang	35,288	3.6%	55,947	0.7%
Robert P. Wallace	0	0%	24,412	0.3%
Santiago Gil	0	0%	47,772	4.9%
Mark Marcucci	0	0.0%	154,275	2.0%
John P. Finlayson	0	0.0%	49,598	0.6%
Robert Karmol	0	0.0%	25,394	0.3%
Harley Scardoelli	0	0%	0	0%
Paulo André Porto Bilyk	0	0%	0	0%
Luiz Serafim Spinola Santos	0	0%	0	0%

The sentence immediately following such table on page 54 is replaced with the following:

“Except as disclosed below, none of Gerdau S.A., Ameristeel, Macsteel, Metalúrgica Gerdau S.A. or Gerdau Internacional Empreendimentos Ltda., or, to our knowledge after making reasonable inquiry, any of their directors or executive officers, were engaged in transactions involving Gerdau S.A.’s ADSs or stock options or SARs under the Plan and/or Former Plans during the past 60 days before and including October 21, 2013:

•      Santiago Gil exercised SARs with respect to 7,125 ADSs at an exercise price of $4.354 per ADS.

•      Roger Paiva exercised options with respect to 9,320 ADSs at an exercise price of $4.354 per ADS and sold the underlying ADSs in the open market at a price of $8.27 per ADS.

•      Carl Czarnik exercised options with respect to 29,069 ADSs at an exercise price of $4.354 per ADS and sold the underlying ADSs in the open market at a price of $8.23 per ADS.

All of these transactions were effected on October 15, 2013.”

The following sentence is added at the end of the fourth paragraph of Section 15 (“Extension of Offer; Termination; Amendment”) on page 61 of the Offer to Exchange:

“Any other material changes to the terms of the offer, including waiver of a material condition, even those material changes that do not “adversely” affect eligible employees, require the offer to remain open for at least five business days and will be disclosed by us in a manner reasonably calculated to inform eligible employees.”

The first sentence of Schedule A to the Offer to Exchange is replaced with the following:

“Executive officers and directors of Gerdau S.A., Gerdau Ameristeel, Inc., Gerdau Macsteel, Inc., Metalúrgica Gerdau S.A., and Gerdau Internacional Empreendimentos Ltda. are as follows:”

The following information is added to Schedule A to the Offer to Exchange:

“Metalúrgica Gerdau S.A.

JORGE GERDAU JOHANNPETER

GERMANO HUGO GERDAU JOHANNPETER

KLAUS GERDAU JOHANNPETER

FREDERICO CARLOS GERDAU JOHANNPETER

ANDRÉ BIER GERDAU JOHANNPETER

CLAUDIO JOHANNPETER

AFFONSO CELSO PASTORE

OSCAR DE PAULA BERNARDES NETO

ALFREDO HUALLEM

PAULO ANDRÉ PORTO BILYK

LUIZ SERAFIM SPINOLA SANTOS

ANDRÉ PIRES DE OLIVEIRA DIAS

MANOEL VÍTOR DE MENDONÇA FILHO

EXPEDITO LUZ

FRANCISCO DEPPERMANN FORTES

RICARDO GIUZEPPE MASCHERONI

The address and telephone number for all of these executive officers and directors is c/o Gerdau S.A., Av. Farrapos 1811, Porto Alegre, Rio Grande do Sul - Brazil CEP 90220-005. Telephone: +55 (51) 3323 2000.

Gerdau Internacional Empreendimentos Ltda.

ANDRÉ BIER GERDAU JOHANNPETER

CLAUDIO JOHANNPETER

ANDRÉ PIRES DE OLIVEIRA DIAS

EXPEDITO LUZ”

The address and telephone number for all of these executive officers and directors is c/o Gerdau S.A., Av. Farrapos 1811, Porto Alegre, Rio Grande do Sul - Brazil CEP 90220-005. Telephone: +55 (51) 3323 2000.

Schedule B to the Offer to Exchange is revised to include total non-current liabilities for the periods presented and to include financial information for the nine months ended September 30, 2013 and 2012, as follows:

“SCHEDULE B

SELECTED FINANCIAL INFORMATION OF GERDAU S.A.

The selected financial information for Gerdau S.A. included in the following tables should be read in conjunction with, and is qualified in its entirety by, the IFRS financial statements of Gerdau S.A. and “Operating and Financial Review and Prospects” appearing in Gerdau S.A.’s annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference into this Offer to Exchange.  The consolidated financial data of Gerdau S.A. as of and for each of the years ended on December 31, 2012 and 2011 and as of and for the nine months ended September 30, 2013 and 2012, are derived from the financial statements prepared in accordance with IFRS and presented in Brazilian Real.

IFRS Selected Financial and Operating Data

(Expressed in thousands of Brazilian Real - R$ except quantity of shares and amounts per share)

	9 months ended Sept. 30, 2013	9 months ended Sept. 30, 2012	2012	2011
NET SALES	29,542,040	28,993,964	37,981,668	35,406,780
Cost of sales (1)	(25,757,117)	(25,264,844)	(33,234,102)	(30,298,232)

GROSS PROFIT	3,784,923	3,729,120	4,747,566	5,108,548
Selling expenses	(493,622)	(431,053)	(587,369)	(603,747)
General and administrative expenses	(1,448,994)	(1,433,829)	(1,884,306)	(1,797,937)
Other operating income	145,552	126,431	244,414	195,015
Other operating expenses	(76,373)	(82,102)	(180,453)	(85,533)
Equity in earnings (losses) of unconsolidated companies, net	34,664	14,187	8,353	62,662

INCOME BEFORE FINANCIAL INCOME (EXPENSES) AND TAXES	1,946,150	1,922,754	2,348,205	2,879,008
Financial income	202,300	248,070	316,611	455,802
Financial expenses	(773,495)	(680,828)	(952,679)	(970,457)
Exchange variations, net	(367,537)	(119,898)	(134,128)	51,757
Gains and losses on financial instruments, net	(7,683)	(13,711)	(18,547)	(65,438)

INCOME BEFORE TAXES	999,735	1,356,387	1,559,462	2,350,672
Income and social contribution taxes
Current	(250,509)	(342,003)	(316,271)	(519,843)
Deferred	452,869	339,195	253,049	266,747
NET INCOME	1,202,095	1,353,579	1,496,240	2,097,576

ATRIBUTABLE TO:
Owners of the parent	1,133,637	1,294,611	1,425,633	2,005,727
Non-controlling interests	68,458	58,968	70,607	91,849
	1,202,095	1,353,579	1,496,240	2,097,576

Basic earnings per share — in R$
Common	0.67	0.76	0.84	1.22
Preferred	0.67	0.76	0.84	1.22
Diluted earnings per share — in R$
Common	0.67	0.76	0.84	1.22
Preferred	0.67	0.76	0.84	1.22
Cash dividends declared per share — in R$
Common	0.21	0.22	0.24	0.35
Preferred	0.21	0.22	0.24	0.35

Weighted average Common Shares outstanding during the year (1)	571,929,945	571,929,945	571,929,945	550,305,197
Weighted average Preferred Shares outstanding during the year (1)	1,128,715,976	1,130,610,740	1,130,398,618	1,092,338,207
Number of Common Shares outstanding at year end (2)	573,627,483	573,627,483	573,627,483	573,627,483
Number of Preferred Shares outstanding at year end (2)	1,146,031,245	1,146,031,245	1,146,031,245	1,146,031,245

(1)   The information on the numbers of shares presented above corresponds to the weighted average quantity during each year.

(2)   The information on the numbers of shares presented above corresponds to the shares at the end of the year.

IFRS Selected Balance Sheet Data

(Expressed in thousands of Brazilian Real - R$)

	9 months ended Sept. 30, 2013	9 months ended Sept. 30, 2012	December 31, 2012	December 31, 2011

Cash and cash equivalents	1,965,451	1,665,561	1,437,235	1,476,599
Short-term investments (1)	1,546,514	1,133,850	1,059,605	3,101,649
Current assets	17,399,603	17,546,335	16,410,397	17,319,149
Current liabilities	6,949,552	8,069,589	7,823,182	6,777,001
Net working capital (2)	10,450,051	9,476,746	8,587,215	10,542,148
Property, plant and equipment, net	20,806,805	19,289,442	19,690,181	17,295,071
Net assets (3)	31,135,737	28,886,052	28,797,917	26,519,803
Total assets	56,208,439	53,598,526	53,093,158	49,981,794
Short-term debt (including “Current Portion of Long-Term Debt”)	1,742,269	2,756,469	2,324,374	1,715,305
Long-term debt, less current portion	13,621,990	11,571,333	11,725,868	11,182,290
Debentures - short term	26,943	336,005	257,979	41,688
Debentures - long term	400,168	303,867	360,334	744,245
Total non-current liabilities	18,123,150	16,642,885	16,472,059	16,684,990
Equity	31,135,737	28,886,052	28,797,917	26,519,803
Capital stock	19,249,181	19,249,181	19,249,181	19,249,181

(1)   Includes held for trading and available for sale.

(2)   Total current assets less total current liabilities.

(3)   Total assets less total current liabilities and less total non-current liabilities.

Exchange rates between the United States Dollar and Brazilian Real

The following table presents the exchange rates, according to the Brazilian Central Bank, for the periods indicated between the United States dollar and the Brazilian real which is the currency in which Gerdau S.A. prepares its financial statements.

Exchange rates from U.S. dollars to Brazilian real

Period	Period-end	Average	High	Low
November - 2013 (through Nov. 7)	2.2819	2.2650	2.2825	2.2650
October - 2013	2.2020	2.1866	2.2123	2.1611
September - 2013	2.2294	2.2705	2.3897	2.2031
August - 2013	2.3725	2.3421	2.4457	2.2722
July - 2013	2.2903	2.25217	2.2903	2.1235
June - 2013	2.2156	2.172955	2.2648	2.1235
May - 2013	2.1319	2.034843	2.1319	2.003
April - 2013	2.0017	1.9828	2.0185	1.9528
March-2013	2.0138	1.9791	2.0140	1.9528
February-2013	1.9754	1.9733	1.9893	1.9570
January-2013	1.9883	2.0311	2.0471	1.9883
December-2012	2.0435	2.0778	2.1121	2.0435
November-2012	2.1074	2.0678	2.1074	2.0312
October - 2012	2,0308	2,0299	2,0382	2.0224
September - 2012	2.0306	2.0281	2.0392	2.0139
2012	2.0435	1.9550	2.1121	1.7024
2011	1.8758	1.6746	1.9016	1.5345
2010	1.6662	1.7593	1.8811	1.6554
2009	1.7412	1.9935	2.4218	1.7024
2008	2.3370	1.8375	2.5004	1.5593

Dividends

Gerdau S.A.’s total authorized capital stock is composed of common and preferred shares. As of December 31, 2012, Gerdau S.A. had 571,929,945 common shares and 1,128,534,345 non-voting preferred shares outstanding (excluding treasury stock).

The following table details dividends and interest on equity paid to holders of common and preferred stock since 2008. The figures are expressed in Brazilian real and U.S. dollars.  The exchange rate used for conversion to U.S. dollars was based on the date of the resolution approving the dividend. Dividends per share figures have been retroactively adjusted for all periods to reflect the stock dividend of one share for every share held (April 2008).

Dividends per share information has been computed by dividing dividends and interest on equity by the number of shares outstanding, which excludes treasury stock. The table below presents the quarterly dividends paid per share, except where stated otherwise:

Period	Date of Resolution	R$ per Share Common or Preferred Stock	$ per Share Common or Preferred Stock
1st Quarter 2008 (1)	05/12/2008	0.2050	0.1224
2nd Quarter 2008	08/06/2008	0.3600	0.2281
3rd Quarter 2008	11/05/2008	0.1800	0.0849
4th Quarter 2008	02/19/2009	0.0400	0.0172
3rd Quarter 2009 (1)	11/05/2009	0.0750	0.0435
4th Quarter 2009 (1)	12/23/2009	0.1800	0.1013
1st Quarter 2010 (1)	05/06/2010	0.1200	0.0654
2st Quarter 2010	08/05/2010	0.1400	0.0798
3st Quarter 2010 (1)	11/05/2010	0.1200	0.0714
4st Quarter 2010	03/03/2011	0.0600	0.0363
1st Quarter 2011	05/05/2011	0.0600	0.0370
2nd Quarter 2011 (1)	08/04/2011	0.0900	0.0571
3rd Quarter 2011	11/10/2011	0.1200	0.0681
4th Quarter 2011	02/15/2012	0.0800	0.0466
1st Quarter 2012	05/02/2012	0.0600	0.0313
2nd Quarter 2012	08/02/2012	0.0900	0.0440
3rd Quarter 2012	11/01/2012	0.0700	0.0345
4th Quarter 2012	02/21/2013	0.0200	0.0101
1st Quarter 2013	02/21/2013	0.0200	0.0101
2nd Quarter 2013	05/07/2013	0.0200	0.0098
3rd Quarter 2013	08/08/2013	0.0700	0.0299

(1)   Payment of interest on equity.

Note: Gerdau S.A. did not make interim dividend payments in the 1st and 2nd quarter of 2009.

Brazilian Law 9,249 of December 1995 provides that a company may, at its sole discretion, pay interest on equity in addition to or instead of dividends. A Brazilian corporation is entitled to pay its shareholders interest on equity up to the limit based on the application of the TJLP rate (Long-Term Interest Rate) to its shareholders’ equity or 50% of the net income in the fiscal year, whichever is lower. This payment is considered part of the mandatory dividend required by Brazilian Corporation Law for each fiscal year. The payment of interest on equity described herein is subject to a 15% withholding tax.

Gerdau S.A. has a Dividend Reinvestment Plan (DRIP), a program that allows the holders of Gerdau ADSs to reinvest dividends to purchase additional ADSs in Gerdau S.A., with no issuance of new shares. Gerdau S.A. also provides its shareholders with a similar program in Brazil that allows for the reinvestment of dividends in additional shares, with no issuance of new shares.

Ratio of Earnings to Fixed Charges

	IFRS
	9 months ended	9 months ended
Period	Sept. 30, 2013	Sept. 30, 2012	Dec. 31, 2012	Dec. 31, 2011

Earnings:
Income before taxes	999,735	1,356,387	1,559,462	2,350,672
Fixed Charges	892,592	916,024	1,314,141	1,474,389
Total Earnings	1,892,327	2,272,411	2,873,603	3,825,061

Fixed Charges:
Interest expenses	652,990	592,059	811,416	828,105
Interest capitalized	86,542	68,801	94,532	49,551
Dividends	153,060	255,164	408,193	596,733
Total Fixed Charges	892,592	916,024	1,314,141	1,474,389

Ratio of Earnings to Fixed Charges	2.12	2.48	2.19	2.59

Book Value

At December 31, 2012, our book value per share was $16.75.  Book value per share is the value of our total stockholders’ equity divided by the number of shares of our issued and outstanding common and preferred stock (including ADSs).

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